UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2012

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On June 7, 2012, XenoPort, Inc. (“XenoPort”) and GlaxoSmithKline plc (“GSK”) announced that the United States (“US”) Food and Drug Administration (“FDA”) has approved Horizant® (gabapentin enacarbil) Extended-Release Tablets for the management of postherpetic neuralgia (“PHN”) in adults.

The efficacy and safety of Horizant for the management of PHN was evaluated in a single 12-week principal efficacy trial, plus two supportive studies that all met their respective primary endpoints. The three clinical studies involved 574 adult patients from the US, Canada and Germany.

The recommended dosage for the management of PHN in adults is 600 mg twice daily. Treatment should be initiated at a dose of 600 mg in the morning for three days followed by 600 mg twice daily (1,200 mg/day) beginning on day four. Doses must be adjusted in patients with impaired renal function. In the 12-week, controlled study in patients with PHN, somnolence and dizziness were the most frequently reported side effects. Somnolence was reported in 10% of patients treated with 1,200 mg of Horizant per day compared with 8% of patients receiving placebo. Dizziness was reported in 17% of patients receiving 1,200 mg of Horizant per day compared with 15% of patients receiving placebo.

In association with GSK’s first commercial sale of the product after approval for PHN, XenoPort is entitled to a milestone payment of $10 million from GSK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: June 7, 2012	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer